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                                 June 11, 1999



VIA HAND DELIVERY
-----------------

[NAME]
200 South Lamar Street
North Tower
Jackson, MS  39201

                             Re:  Retention Bonus
                                  ---------------

Dear [NAME]:

     As you know, SkyTel Communications, Inc. (the "Company") recently entered into a merger agreement with MCI WORLDCOM, Inc. In order to protect and enhance the Company's value during the process of completing such transaction, the Company has determined that it would be appropriate to adopt special retention arrangements for certain key employees. You are one of those employees. Accordingly, the Company has decided to offer you a retention bonus equal to 100% of your current base annual salary, or $XXXXXX. Subject to the terms of this letter, you will be entitled to the retention bonus if you continue as a full-time employee through the dates specified below.

     You will receive an amount equal to 50% of the retention bonus if you continue as a full-time employee of the Company from the date of this letter through July 31, 1999, regardless of whether the merger transaction is then pending or completed. If you thereafter continue as a full-time employee of the Company through the date that is six months after the closing date of the merger transaction, you will receive the remaining 50% of the retention bonus (the "Second 50%"). In the event the Company terminates your employment for any reason other than cause (as defined below) before you have received the entire bonus, the Company will pay any unpaid portion of the bonus to you within ten days following your termination. The termination of the merger agreement will not affect your rights hereunder, except that, if the merger agreement is terminated, the Second 50% will be payable on the earlier of January 31, 2000 and the closing of any other merger in which the Company is a constituent corporation. No retention bonus will be paid if, prior to the date the applicable portion of the bonus is earned, you voluntarily terminate from the Company for any reason, you terminate from the Company due to death or disability, or you are terminated by the Company for cause. As used in this letter, "cause" is limited to (i) any intentional act of fraud or embezzlement by you, (ii) your conviction of a felony, (iii) your intentional and material breach of any nondisclosure or non-competition/non-solicitation provision of any agreement to which you and the Company or a subsidiary are parties, or (iv) your intentional and continual failure to perform in all material respects your duties with the
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Company (other than as a result of death or disability) and your failure to cure the same in all material respects within 30 days after written notice thereof from the Company, if any such act is demonstrably and materially harmful to the Company.

     The retention bonus is in addition to any other compensation due to you from the Company. Any payment will be made to you in a lump sum within ten business days after becoming due, and will be treated as ordinary income subject to normal federal, state and local tax withholding.

     The Company is offering this retention bonus as an incentive for you to assist the Company during the closing of the merger transaction involving the Company and MCI WORLDCOM, Inc. Your availability to help our performance and the Company's efforts in connection with a merger can make a big difference to the Company, and ultimately to you as well. We hope this retention bonus will cause you to stay at the Company during this important time in its history. Only a few selected employees will be participating in this program, and we therefore ask you to keep this matter confidential.

     This letter is not a promise of continued employment. You further understand that the Company is under no obligation, express or implied, to complete any particular transaction.

     Thanks for your continued assistance and support. Please indicate your agreement with the foregoing by signing both copies of this letter where indicated and return one fully executed copy to Leonard G. Kriss at the Company.

                                    Sincerely,

                                    SkyTel Communications, Inc.


                                    By:
                                       -----------------------------------
                                       John T. Stupka
                                       President & Chief Executive Officer


AGREED TO AND ACCEPTED:



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[NAME]



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